                                                                January 13, 1997

                           CIRCUIT CITY STORES, INC.
                               9950 Mayland Drive
                            Richmond, Virginia 23233
                                 (804) 527-4000

                       SUPPLEMENT TO PROXY STATEMENT FOR
                   SPECIAL MEETING OF SHAREHOLDERS TO BE HELD
                              ON JANUARY 24, 1997

     This Supplement is being furnished to the shareholders of Circuit City Stores, Inc. (the "Company") in connection with the solicitation of proxies by the Company's Board of Directors for use at a Special Meeting of Shareholders of the Company to be held at 8:00 a.m., Eastern Time, on January 24, 1997 at the offices of McGuire, Woods, Battle & Boothe, L.L.P., One James Center, Richmond, Virginia, and at any adjournments thereof (the "Special Meeting"). It supplements, and should be read in conjunction with, the Company's Proxy Statement dated December 24, 1996 (the "Proxy Statement").

     As more fully discussed in the Proxy Statement, the Company's shareholders will be asked at the Special Meeting to consider and approve, among other things, a proposal (the "CarMax Stock Proposal") to authorize certain amendments to the Company's Amended and Restated Articles of Incorporation in order to effect a comprehensive plan that will result in a restructuring of the Company's Common Stock into two new series of Common Stock intended to reflect separately the performance of the Company's two main businesses -- its consumer electronics and appliances retail business, including the Circuit City Group's interest in the CarMax Group (the "Circuit City Group"), and the Company's used- and new-car retail business (the "CarMax Group").

     The key elements of this plan are (i) the redesignation (the "Redesignation") of each share of the Company's existing Common Stock as one share of a new series of Common Stock to be called Circuit City Stores, Inc. -- Circuit City Group Common Stock (the "Circuit City Stock"), which is intended to reflect separately the performance of the Circuit City Group, (ii) the creation of another new series of Common Stock to be called Circuit City Stores, Inc. -- CarMax Group Common Stock (the "CarMax Stock"), which is intended to reflect separately the performance of the CarMax Group, and (iii) subject to the prevailing market conditions, the offering of shares of CarMax Stock to the public for cash (the "CarMax Stock Offering"), the proceeds of which are expected to be used to finance part of the Company's expansion plans for the CarMax Group and to repay the CarMax Group's allocated portion of Company indebtedness.

     The purpose of this Supplement is to provide the following additional information relating to the CarMax Stock Offering which was not yet available at the time the Proxy Statement was mailed. The Company currently anticipates selling 18,860,000 shares of CarMax Stock in the CarMax Stock Offering, which will initially represent 20% of the equity value of the CarMax Group without giving effect to outstanding CarMax Stock options (21,689,000 shares, or 22.3% of such equity value, if the over-allotment option expected to be granted to the underwriters is exercised in full), at an initial public offering price per share of between $15 and $17. Among the factors to be considered in determining the initial public offering price of the CarMax Stock, in addition to prevailing market conditions, will be the CarMax Group's historical performance, estimates of the business potential and earnings prospects of the CarMax Group, an assessment of the CarMax Group's management and the consideration of these factors in relation to market valuation of companies in related businesses. Upon completion of the CarMax Stock Offering, the Circuit City Group would hold the balance of the equity value of the CarMax Group. The amount of net proceeds expected to be raised in the CarMax Stock Offering (assuming an initial public offering price per share of $16 and before deducting various expenses payable by the Company) is $285.9 million ($328.8 million if the over-allotment option expected to be granted to the underwriters is exercised in full).

     The foregoing information reflects the Company's current intentions and expectations with regard to the CarMax Stock Offering and is subject to change as a result of prevailing market conditions and other factors. In particular, the Company retains the ability to sell more or fewer than the number of shares set forth above and at prices above or below the range set forth above. The CarMax Stock Offering will be made only by prospectus and after a Registration Statement filed with respect thereto by the Company under the Securities Act of 1933 has become effective.

     Provided below is certain summary pro forma and historical financial data for the Company, the Circuit City Group and the CarMax Group which give effect to the foregoing transactions.

                SUMMARY PRO FORMA AND HISTORICAL FINANCIAL DATA

     The summary historical financial data presented below as of and for the nine months ended November 30, 1996, were derived from the respective unaudited interim balance sheets and statements of earnings (the "Interim Financial Statements") of the Company, the Circuit City Group and the CarMax Group contained in certain news releases issued contemporaneously with this Supplement (the "Releases"), copies of which are attached hereto and incorporated herein by reference. The Interim Financial Statements include all adjustments, consisting of normal recurring accruals, that the Company considers necessary to present fairly such data for an interim period. Interim operating results are not necessarily indicative of the results that may be expected for a full year. The summary historical financial data presented below for the year ended February 29, 1996, were derived from the Financial Statements of the Company, the Circuit City Group and the CarMax Group set forth in Annexes V, VI and VII, respectively, of the Proxy Statement. The unaudited pro forma results of operations presented below for the nine months ended November 30, 1996, and the fiscal year ended February 29, 1996, give effect to the (i) Redesignation and
(ii) the CarMax Stock Offering at an assumed public offering price of $16 per share (and assuming that the underwriters do not exercise any over-allotment option) and the application of a portion of the net proceeds to repay the CarMax Group's allocated portion of Company indebtedness, in each case as if they had occurred on March 1, 1995. The unaudited balance sheets, as adjusted, presented below as of November 30, 1996 give effect to the pro forma transactions and events described in clauses (i) and (ii) above, as if they had occurred on November 30, 1996. The summary financial data for the Company and each of the Circuit City Group and the CarMax Group should be read in conjunction with the Interim Financial Statements and the other information contained in the Releases and with the Company's and such Group's Financial Statements and the information contained in the Company's and such Group's "Management's Discussion and Analysis of Results of Operations and Financial Condition" set forth in Annexes V, VI and VII, respectively, of the Proxy Statement.

                                  The Company

                                                                        Nine Months Ended               Year Ended
                                                                        November 30, 1996            February 29, 1996
                                                                    -------------------------    -------------------------
                                                                    As Adjusted (a)    Actual    As Adjusted (a)    Actual
                                                                    ---------------    ------    ---------------    ------
(Amounts in millions, except per share data)
RESULTS OF OPERATIONS
  Interest expense...............................................       $    16        $   20        $    21        $   25
                                                                        -------        ------        -------        ------
  Total expenses.................................................         1,067         1,071          1,344         1,348
                                                                        -------        ------        -------        ------
     Earnings before income taxes................................           114           110            291           287
  Provision for income taxes.....................................            43            42            109           108
                                                                        -------        ------        -------        ------
     Net earnings................................................       $    71        $   68        $   182        $  179
                                                                        -------        ------        -------        ------
                                                                        -------        ------        -------        ------
     Weighted average shares outstanding.........................       (b)                99        (b)                99
                                                                                       ------                       ------
                                                                                       ------                       ------
     Net earnings per share......................................       (b)            $  .69        (b)            $ 1.82
                                                                                       ------                       ------
                                                                                       ------                       ------

                                                                                      As of
                                                                                November 30, 1996
                                                                            -------------------------
                                                                            As Adjusted (a)    Actual
                                                                            ---------------    ------
BALANCE SHEET DATA
  Working capital........................................................       $ 1,050        $  836
  Total assets...........................................................         3,448         3,334
  Total debt.............................................................           853         1,025
  Total stockholders' equity.............................................         1,418         1,132

---------------

(a) Reflects the consummation of the CarMax Stock Offering and the application of a portion of the net proceeds to repay the CarMax Group's allocated portion of Company indebtedness.

(b) Following the CarMax Stock Offering, the existing Common Stock will no longer be outstanding and the Company will no longer report net earnings per share for the Company on a consolidated basis, but instead will report net earnings/loss per share for the Circuit City Stock and the CarMax Stock.

                               Circuit City Group

                                                                                         Year Ended
                                                       Nine Months Ended                February 29,
                                                       November 30, 1996                    1996
                                                   -------------------------    ---------------------------
                                                   As Adjusted (a)    Actual    As Adjusted (a)      Actual
                                                   ---------------    ------    ---------------      ------
(Amounts in millions, except per share data)
RESULTS OF OPERATIONS
  Earnings before Inter-Group
     Interest in the CarMax Group...............        $  73          $ 73          $ 184           $ 184
  Net loss related to Inter-Group
     Interest in the CarMax Group (b)...........            2             5              2               5
                                                        -----         ------        ------           ------
     Net earnings...............................        $  71          $ 68          $ 182           $ 179
                                                        -----         ------        ------           ------
                                                        -----         ------        ------           ------
     Weighted average shares outstanding........           99            99(c)          99              99 (c)
                                                        -----         ------        ------           ------
                                                        -----         ------        ------           ------
     Net earnings per share.....................        $ .71          $.69(d)       $1.85           $1.82 (d)
                                                        -----         ------        ------           ------
                                                        -----         ------        ------           ------

                                                                                      As of
                                                                                November 30, 1996
                                                                            -------------------------
                                                                            As Adjusted (a)    Actual
                                                                            ---------------    ------
BALANCE SHEET DATA
  Inter-Group Interest in the CarMax Group (asset).......................       $   216        $   --
  Total assets...........................................................         3,370         3,154
  Inter-Group Interest in the
     CarMax Group (liability)............................................            --            16
  Total liabilities......................................................         2,006         2,022
  Group equity...........................................................         1,364         1,132

---------------

(a) Reflects the effect on the Circuit City Group of the consummation of the CarMax Stock Offering.

(b) The net loss related to the Inter-Group Interest in the CarMax Group is equal to the product of (i) the net loss of the CarMax Group and (ii) the Inter-Group Interest Fraction (as such term is defined in the Proxy Statement which, based on the assumed sale of 18,860,000 shares of CarMax Stock, is 80% without giving effect to outstanding options covering 4,781,808 shares of CarMax Stock at an average weighted exercise price of $.51 per share).

(c) The weighted average shares outstanding gives effect to the Redesignation.

(d) Giving effect only to the Redesignation, net earnings per share for these periods were equal to net earnings per share of the existing Common Stock reported by the Company for these periods.

                                  CarMax Group

                                                                                                   Year Ended
                                                                  Nine Months Ended                February 29,
                                                                  November 30, 1996                   1996
                                                              -------------------------    --------------------------
                                                              As Adjusted (a)    Actual    As Adjusted (a)     Actual
                                                              ---------------    ------    ---------------     ------
(Amounts in millions, except per share data)
RESULTS OF OPERATIONS
  Interest expense.........................................        $  --          $  4          $  --           $  4
                                                                   -----         ------         -----          ------
  Total expenses...........................................           35            39             29             33
                                                                   -----         ------         -----          ------
     Loss before income tax benefit........................            4             8              5              9
  Income tax benefit.......................................            2             3              2              4
                                                                   -----         ------         -----          ------
     Net loss..............................................        $   2          $  5          $   3           $  5
                                                                   -----         ------         -----          ------
                                                                   -----         ------         -----          ------
     Net loss attributable to CarMax Stock (b).............        $  .4                        $  .6
                                                                   -----                        -----
                                                                   -----                        -----
     Weighted average shares outstanding (c)...............           19                           19
                                                                   -----                        -----
                                                                   -----                        -----
     Net loss per share (b)................................        $ .02                        $ .03
                                                                   -----                        -----
                                                                   -----                        -----


                                                                                      As of
                                                                                November 30, 1996
                                                                            -------------------------
                                                                            As Adjusted (a)    Actual
                                                                            ---------------    ------
BALANCE SHEET DATA
  Working capital........................................................       $   196        $  (18)
  Total assets...........................................................           298           184
  Total debt.............................................................            --           172
  Accumulated group equity (deficit).....................................           270           (16)

---------------

(a) Reflects the consummation of the CarMax Stock Offering and the application of a portion of the net proceeds to repay the CarMax Group's allocated portion of Company indebtedness. Proceeds not used to repay such indebtedness may be invested temporarily in an interest-bearing loan to the Circuit City Group.

(b) The net loss attributable to CarMax Stock is equal to the product of (i) the net loss and (ii) the Outstanding CarMax Fraction (as such term is defined in the Proxy Statement which, based on the assumed sale of 18,860,000 shares of CarMax Stock, is 20% without giving effect to outstanding options covering 4,781,808 shares of CarMax Stock at an average weighted exercise price of $.51 per share). Net loss per share is computed by dividing the net loss attributable to CarMax Stock by the weighted average shares outstanding of CarMax Stock.

(c) The weighted average shares outstanding assumes that 18,860,000 shares of CarMax Stock have been outstanding for the period presented.

            CIRCUIT CITY STORES, INC. REPORTS THIRD QUARTER RESULTS

     Richmond, Va., December 16, 1996 -- Circuit City Stores, Inc. (NYSE:CC) today reported net earnings for the third quarter and nine months ended November 30, 1996.

     Net earnings were $19.8 million, or 20 cents per share, compared with $31.5 million, or 32 cents per share, in the same period last year. Total sales rose 5 percent for the quarter to $1.86 billion from $1.78 billion in last year's third quarter. Comparable store sales declined 10 percent.

     Net earnings for the nine months were $68.2 million, or 69 cents per share, versus $97.3 million, or 99 cents per share, in the first nine months of last year. Total sales rose 10 percent for the period to $5.25 billion from $4.78 billion in the first nine months of last year. Comparable store sales declined 7 percent.

     "During the third quarter, sales of personal computers weakened dramatically while sales of most consumer electronic products remained soft, as they have throughout the year," said Richard L. Sharp, Circuit City's chairman and chief executive officer. "Our inventory control systems have enabled us to closely manage product supply, placing us in an excellent quarter-end position despite lower-than-anticipated sales."

     "For Circuit City, a more profitable merchandise mix, including comparable store sales growth in major appliances, digital satellite systems and big-screen televisions, offset lower gross margins produced by an intense promotional climate and increased sales from CarMax," Sharp said. "As a result, the gross profit margin remained unchanged at 22.7 percent of sales in the third quarter of both fiscal years 1997 and 1996.

     "The lower comparable store sales did result in a higher expense ratio of
20.5 percent of sales this year compared with 19.4 percent in the same period last year," Sharp said. "The expense pressure in the Circuit City business was partially offset by an increased contribution from the credit card bank subsidiary and the lower cost structure for CarMax."

     For the company's Circuit City operations, gross dollar sales from all extended warranty programs were 6.1 percent of sales in the third quarter of both fiscal years 1997 and 1996. Third-party warranty revenue was 3.7 percent of sales in this year's third quarter versus 3.1 percent in the same period last year. The total extended warranty revenue that is reported in total sales was
5.2 percent of sales in this year's third quarter versus 5.1 percent in the third quarter of last year.

     The third-quarter performance resulted in a pre-tax profit margin of 1.7 percent versus 2.8 percent in the same period last year. The effective tax rate was 38.0 percent versus 37.5 percent in last year's third quarter, and the net profit margin was 1.1 percent in this year's third quarter compared with 1.8 percent in the same period last year.

     For the nine-month period, the gross profit margin was 22.5 percent this year versus 22.9 percent last year, and the expense ratio was 20.0 percent versus 19.3 percent. The resulting pre-tax profit margin of 2.1 percent versus
3.3 percent and an effective tax rate of 38.0 percent versus 37.5 percent led to a net profit margin of 1.3 percent this year compared with 2.0 percent in the first nine months of last year.

     "Although the industry climate remains challenging, we are pleased that the Circuit City Superstores are effectively selling a more profitable merchandise mix," Sharp said. "Although our earnings are down on a year-over-year basis, our company is solidly profitable, allowing us to continue an expansion program that we believe will position us to benefit from the industry consolidation that has already begun. In addition, we continue to invest in future growth through development of the CarMax Auto Superstore business."

     During the third quarter, Circuit City opened 36 Circuit City Superstores and began the first phase in the nationwide roll out of CarMax with the opening of its Orlando, Fla., location. The Circuit City Superstore openings include the company's first three stores in Pittsburgh, Penn.; entries into numerous smaller markets and additions in existing markets throughout the country. The company also replaced or expanded eight Superstores and opened six mall-based Circuit City Express locations.

     In addition to third quarter earnings, Circuit City announced today the declaration of a quarterly dividend of 3.5 cents per share on the company's common stock. Such dividends are payable January 15, 1997, to shareholders of record at the close of business on December 31, 1996.

     Circuit City Stores, Inc. is the nation's largest retailer of brand-name consumer electronics and major appliances and a leading retailer of personal computers and music software. With headquarters in Richmond, Va., it operates 429 Superstores, five consumer electronics-only stores, 47 mall-based Circuit City Express Stores and six CarMax Superstores throughout the United States.

     This release contains forward-looking statements, which are subject to risks and uncertainties, including, but not limited to, risks associated with the development of a new retail concept. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in the company's SEC filings.

                   CIRCUIT CITY STORES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

                           PERIODS ENDING NOVEMBER 30

                                                                              Three Months                Nine Months
                                                                        ------------------------    ------------------------
                                                                           1996          1995          1996          1995
                                                                        ----------    ----------    ----------    ----------
(Amounts in thousands except per share data)

NET SALES AND OPERATING REVENUES.....................................   $1,863,947    $1,783,446    $5,246,256    $4,775,909

Cost of sales, buying and warehousing................................    1,441,088     1,378,312     4,064,799     3,682,597
                                                                        ----------    ----------    ----------    ----------

GROSS PROFIT.........................................................      422,859       405,134     1,181,457     1,093,312

Selling, general and administrative expenses.........................      381,804       346,264     1,051,190       921,072

Interest expense.....................................................        9,122         8,582        20,348        16,599
                                                                        ----------    ----------    ----------    ----------

EARNINGS BEFORE INCOME TAXES.........................................       31,933        50,288       109,919       155,641

Provision for income taxes...........................................       12,146        18,837        41,766        58,326
                                                                        ----------    ----------    ----------    ----------

NET EARNINGS.........................................................   $   19,787    $   31,451    $   68,153    $   97,315
                                                                        ----------    ----------    ----------    ----------
                                                                        ----------    ----------    ----------    ----------

Net earnings per share...............................................   $     0.20    $     0.32    $     0.69    $     0.99
                                                                        ----------    ----------    ----------    ----------
                                                                        ----------    ----------    ----------    ----------

Weighted average common shares and
  common share equivalents...........................................       99,489        98,750        99,335        98,549
                                                                        ----------    ----------    ----------    ----------
                                                                        ----------    ----------    ----------    ----------

                   CIRCUIT CITY STORES, INC. AND SUBSIDIARIES

                    CONSOLIDATED BALANCE SHEETS (Unaudited)

                                                                                  November 30
                                                                            ------------------------
                                                                               1996          1995
                                                                            ----------    ----------
(Amounts in Thousands)

ASSETS

CURRENT ASSETS:

  Cash and cash equivalents..............................................   $   41,310    $   45,961

  Net accounts and notes receivable......................................      437,514       327,547

  Merchandise inventory..................................................    1,886,911     1,966,352

  Deferred income taxes..................................................       12,926        24,128

  Prepaid expenses and other current assets..............................       36,112        19,607
                                                                            ----------    ----------

     TOTAL CURRENT ASSETS................................................    2,414,773     2,383,595

  Property and equipment, net............................................      900,305       747,616

  Deferred income taxes..................................................           --         2,304

  Other assets...........................................................       18,452        16,815
                                                                            ----------    ----------

     TOTAL ASSETS........................................................   $3,333,530    $3,150,330
                                                                            ----------    ----------
                                                                            ----------    ----------

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

  Current installments of long-term debt.................................   $    1,466    $    1,206

  Accounts payable.......................................................      904,398     1,016,085

  Short-term debt........................................................      593,188       435,000

  Accrued expenses and other current liabilities.........................       75,296        99,126

  Accrued income taxes...................................................        4,255         7,528
                                                                            ----------    ----------

     TOTAL CURRENT LIABILITIES...........................................    1,578,603     1,558,945

Long-term debt, excluding current installments...........................      430,030       399,619

Deferred revenue and other liabilities...................................      174,043       213,896

Deferred income taxes....................................................       18,389            --
                                                                            ----------    ----------

     TOTAL LIABILITIES...................................................    2,201,065     2,172,460

STOCKHOLDERS' EQUITY.....................................................    1,132,465       977,870
                                                                            ----------    ----------

     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..........................   $3,333,530    $3,150,330
                                                                            ----------    ----------
                                                                            ----------    ----------

            CIRCUIT CITY STORES, INC. REPORTS THIRD QUARTER RESULTS
              FOR THE PROPOSED CARMAX GROUP AND CIRCUIT CITY GROUP

     Richmond, Va., January 13, 1997 -- Circuit City Stores, Inc. (NYSE:CC) today released the third quarter and nine-month results for the proposed CarMax Group and Circuit City Group tracking stocks that will be created pending the approval of the CarMax Stock Proposal at the special meeting of shareholders on January 24, 1997.

                           The Proposed CarMax Group

     Total sales for the CarMax Group rose 57 percent for the quarter ended November 30, 1996, to $118.4 million from $75.5 million in last year's third quarter. Comparable store sales increased 22 percent. Net losses were $3.9 million compared with $1.8 million in the same period last year.

     Total sales rose 85 percent for the nine months ended November 30, 1996, to $375.3 million from $203.1 million in the first nine months of last year. Comparable store sales increased 21 percent. Net losses for the period were $4.5 million versus $3.9 million in the first nine months of last year.

     The gross profit margin decreased to 7.0 percent of sales in the third quarter of fiscal 1997 from 7.6 percent for the same period of fiscal 1996. The decrease reflected the addition to the sales mix of new-car sales generated by the Chrysler franchise. Due to the seasonal nature of the business, gross margins are typically lower in the third quarter.

     Additional overhead to support the first phase in the CarMax Group's national roll out increased the expense ratio for the third quarter to 11.0 percent of sales this year from 10.3 percent in the same period last year.

     Interest expense was 1.6 percent of sales for the third quarter of fiscal 1997 compared with 1.4 percent for the third quarter of fiscal 1996.

     Gross dollar sales from all service policy programs were 3.5 percent of sales in the third quarter of fiscal 1997 compared with 3.9 percent in the third quarter of fiscal 1996. The decline in service policy revenues reflects the addition of the Chrysler new-car franchise, where manufacturer's warranty coverage results in lower penetration. Third-party service policy revenue was
1.1 percent of sales in the third quarter of fiscal 1997 and 1.4 percent in the third quarter of fiscal 1996. The total service policy revenue that is reported in total sales was 1.2 percent of sales in this year's third quarter versus 1.6 percent in the third quarter of last year.

     The third quarter performance resulted in a pre-tax loss of 5.6 percent versus 4.1 percent in the same period last year. The effective tax rate was 41.5 percent versus 41.9 percent in last year's third quarter, and the net loss was
3.3 percent of sales in this year's third quarter compared with 2.4 percent in the same period last year.

     For the nine-month period, the gross profit margin was 8.4 percent this year versus 8.5 percent last year, and the expense ratio was 9.3 percent versus
10.3 percent. The decrease in the gross profit margin resulted from the Chrysler new-car franchise added in March 1996. The lower expense ratio primarily resulted from an increase in servicing revenue from the CarMax Group's financing unit, comparable store sales growth and increased sales from new stores and the addition of the Chrysler franchise.

     Interest expense was 1.1 percent of sales in the first nine months of fiscal 1997 compared with 1.5 percent in the first nine months of fiscal 1996. The decrease reflects the securitization of the installment receivables generated by the CarMax Group's financing unit and the improved level of inventory per store.

     The resulting pre-tax loss of 2.0 percent of sales versus 3.3 percent and an effective tax rate of 41.5 percent for both fiscal 1997 and 1996 led to a net loss of 1.2 percent this year compared with 1.9 percent in the first nine months of last year.

     Total assets at November 30, 1996, were $183.9 million, up $81.2 million or 79 percent since February 29, 1996. The largest contributor to the asset increase was a $53.8 million increase in property and equipment, reflecting planned and completed store openings. The CarMax Group anticipates funding new stores through sale-leaseback transactions. Increased sales volume produced a $9.6 million increase in net accounts receivable. Inventory increased $7.6 million to support new store openings and the addition of the Chrysler new-car franchise. Accounts payable increased $6.7 million, and net allocated debt increased $75.8 million from the end of fiscal 1996 to support new store expansion and the purchase of inventory.

     During the third quarter, the CarMax Group began the first phase in its nationwide roll out with the opening of the Orlando, Fla., location. The CarMax Group currently operates six Superstores and plans to open its seventh location in Tampa, Fla., during February 1997.

     The foregoing discussion and analysis contains forward-looking statements regarding the CarMax Group. Factors that could cause actual results to differ materially include, but are not limited to, those discussed in the company's SEC filings including the 1996 Annual Report on Form 10-K and the "Risk Factors" section of the company's Registration Statement on Form S-3 filed on November 13, 1996, relating to the company's proposed CarMax stock offering.

                                  CARMAX GROUP

                      STATEMENTS OF OPERATIONS (Unaudited)

                           Periods Ending November 30

                                                              Three Months            Nine Months
                                                           -------------------    --------------------
                                                             1996       1995        1996        1995
                                                           --------    -------    --------    --------
(Amounts in Thousands)

NET SALES AND OPERATING REVENUES........................   $118,409    $75,515    $375,319    $203,149

Cost of sales...........................................    110,154     69,757     343,998     185,980
                                                           --------    -------    --------    --------

GROSS PROFIT............................................      8,255      5,758      31,321      17,169

Selling, general and administrative expenses............     13,007      7,774      34,842      20,857

Interest expense........................................      1,937      1,082       4,211       2,994
                                                           --------    -------    --------    --------

LOSS BEFORE INCOME TAX BENEFIT..........................      6,689      3,098       7,732       6,682

Income tax benefit......................................      2,776      1,298       3,209       2,773
                                                           --------    -------    --------    --------

NET LOSS................................................   $  3,913    $ 1,800    $  4,523    $  3,909
                                                           --------    -------    --------    --------
                                                           --------    -------    --------    --------

                                  CARMAX GROUP

                                 BALANCE SHEETS

                                                                          November 30,    February 29,
                                                                              1996            1996
                                                                          ------------    ------------
(Amounts in Thousands)                                                    (Unaudited)

ASSETS

CURRENT ASSETS:

  Cash.................................................................     $  8,821        $  2,219

  Net accounts receivable..............................................       26,205          16,562

  Inventory............................................................       69,234          61,672

  Prepaid expenses and other current assets............................        2,544             772
                                                                          ------------    ------------

     TOTAL CURRENT ASSETS..............................................      106,804          81,225

  Property and equipment, net..........................................       73,622          19,860

  Deferred income taxes................................................        1,263           1,560

  Other assets.........................................................        2,188              --
                                                                          ------------    ------------

     TOTAL ASSETS......................................................     $183,877        $102,645
                                                                          ------------    ------------
                                                                          ------------    ------------

LIABILITIES AND ACCUMULATED GROUP DEFICIT

CURRENT LIABILITIES:

  Accounts payable.....................................................     $ 19,125        $ 12,399

  Short-term debt......................................................       99,758          18,050

  Deferred income taxes................................................        3,443           2,276

  Accrued expenses and other current liabilities.......................        2,421           1,164
                                                                          ------------    ------------

     TOTAL CURRENT LIABILITIES.........................................      124,747          33,889

  Long-term debt.......................................................       72,566          78,519

  Deferred revenue and other liabilities...............................        2,288           1,438
                                                                          ------------    ------------

     TOTAL LIABILITIES.................................................      199,601         113,846

     ACCUMULATED GROUP DEFICIT.........................................      (15,724)        (11,201)
                                                                          ------------    ------------

     TOTAL LIABILITIES AND ACCUMULATED GROUP DEFICIT...................     $183,877        $102,645
                                                                          ------------    ------------
                                                                          ------------    ------------

                                  CARMAX GROUP

                      STATEMENTS OF CASH FLOWS (Unaudited)

                           Periods Ending November 30

                                                                                                     Nine Months
                                                                                                ---------------------
                                                                                                  1996         1995
                                                                                                --------     --------
(Amounts in Thousands)

OPERATING ACTIVITIES:

  Net loss....................................................................................  $ (4,523)    $ (3,909)

  Adjustments to reconcile net loss to net cash (used in) provided by operating activities:

     Depreciation.............................................................................     1,307          600

     Provision for deferred income taxes......................................................     1,464          835

     Increase in deferred revenue and other liabilities.......................................       850          592

     (Increase) decrease in net accounts receivable...........................................    (9,643)      27,420

     (Increase) decrease in inventory, prepaid expenses and other current assets..............    (9,334)       5,317

     Increase in other assets.................................................................    (2,188)          --

     Increase in accounts payable, accrued expenses and other current liabilities.............     7,983        1,588
                                                                                                --------     --------

  Net cash (used in) provided by operating activities.........................................   (14,084)      32,443
                                                                                                --------     --------

INVESTING ACTIVITIES:

  Purchases of property and equipment.........................................................   (60,505)     (18,719)

  Proceeds from sales of property and equipment...............................................     5,436       15,800
                                                                                                --------     --------

  Net cash used in investing activities.......................................................   (55,069)      (2,919)
                                                                                                --------     --------

FINANCING ACTIVITIES:

  Proceeds from issuance of short-term debt, net..............................................    81,708       42,957

  Principal payments on long-term debt, net...................................................    (5,953)     (72,166)
                                                                                                --------     --------

  Net cash provided by (used in) financing activities.........................................    75,755      (29,209)
                                                                                                --------     --------

Increase in cash..............................................................................     6,602          315

Cash at beginning of year.....................................................................     2,219        2,159
                                                                                                --------     --------

Cash at end of period.........................................................................  $  8,821     $  2,474
                                                                                                --------     --------
                                                                                                --------     --------

                        The Proposed Circuit City Group

     Total sales for the Circuit City Group rose 2 percent for the quarter ended November 30, 1996, to $1.75 billion from $1.71 billion in last year's third quarter. Comparable store sales declined 10 percent. Net earnings before inter-group interest in the CarMax Group were $23.7 million compared with $33.3 million in the same period last year.

     Total sales rose 7 percent for the nine months ended November 30, 1996, to $4.87 billion from $4.57 billion in the first nine months of last year. Comparable store sales declined 7 percent. Net earnings before inter-group interest in the CarMax Group were $72.7 million versus $101.2 million in the first nine months of last year.

     The gross profit margin rose to 23.8 percent of sales for the third quarter of fiscal 1997 from 23.4 percent for the same period of 1996. The increase primarily reflects a more profitable merchandise mix, including comparable store sales growth in major appliances, digital satellite systems and big-screen televisions, offset by lower gross margins produced by an intense promotional climate.

     The expense ratio increased to 21.1 percent of sales for the third quarter from 19.8 percent in the same period last year and reflects the impact of lower comparable store sales partially offset by an increased contribution from the credit card bank subsidiary.

     Gross dollar sales from all extended warranty programs were 6.1 percent of sales in the third quarter of both fiscal years 1997 and 1996. Third-party warranty revenue was 3.7 percent of sales in this year's third quarter versus
3.1 percent in the same period last year. The total extended warranty revenue that is reported in total sales was 5.2 percent of sales in this year's third quarter versus 5.1 percent in the third quarter of last year.

     The third quarter performance resulted in a pre-tax profit margin before inter-group interest in the CarMax Group of 2.2 percent versus 3.1 percent in the same period last year. The effective tax rate was 38.6 percent versus 37.7 percent in last year's third quarter, and the net profit margin before inter-group interest in the CarMax Group was 1.3 percent in this year's third quarter compared with 2.0 percent in the same period last year.

     For the nine-month period, the gross profit margin was 23.6 percent this year versus 23.5 percent last year, and the expense ratio was 20.9 percent versus 19.7 percent. The resulting pre-tax profit margin before inter-group interest in the CarMax Group of 2.4 percent versus 3.5 percent and an effective tax rate of 38.2 percent versus 37.6 percent led to a net profit margin before inter-group interest in the CarMax Group of 1.5 percent this year compared with
2.2 percent in the first nine months of last year.

     Total assets at November 30, 1996, were $3.2 billion, up $727.1 million or 30 percent since February 29, 1996. The largest contributor to the asset increase was a $556.2 million increase in inventory to support new store openings and the holiday sales volume. Net accounts and notes receivable increased by $103.5 million, primarily reflecting an increase in credit card accounts generated by the credit card bank subsidiary. Property and equipment increased $72.3 million, largely because of planned and completed store openings. Accounts payable increased $293.2 million and short-term debt increased $419.4 million from the end of fiscal 1996 to support new store expansion and the purchase of inventory.

     During the third quarter, the Circuit City Group opened 36 Superstores. The Superstore openings include the first three stores in Pittsburgh, Penn; entries into numerous smaller markets and additions in existing markets throughout the country. The Circuit City Group also replaced or expanded eight Superstores and opened six mall-based Circuit City Express locations. The Circuit City Group operates 429 Superstores, five consumer electronics-only stores and 47 mall-based Circuit City Express stores throughout the United States.

     The foregoing discussion and analysis contains forward-looking statements regarding the Circuit City Group. Factors that could cause actual results to differ materially include, but are not limited to, those discussed in the company's SEC filings including the 1996 Annual Report on Form 10-K and the "Risk Factors" section of the company's Registration Statement on Form S-3 filed on November 13, 1996, relating to the company's proposed CarMax stock offering.

                               CIRCUIT CITY GROUP

                       STATEMENTS OF EARNINGS (Unaudited)

                           Periods Ending November 30

                                                                            Three Months                Nine Months
                                                                      ------------------------    ------------------------
                                                                         1996          1995          1996          1995
                                                                      ----------    ----------    ----------    ----------
(Amounts in Thousands)

NET SALES AND OPERATING REVENUES....................................  $1,745,538    $1,707,931    $4,870,937    $4,572,760

Cost of sales, buying and warehousing...............................   1,330,934     1,308,555     3,720,801     3,496,617
                                                                      ----------    ----------    ----------    ----------

GROSS PROFIT........................................................     414,604       399,376     1,150,136     1,076,143

Selling, general and administrative expenses........................     368,797       338,490     1,016,348       900,215

Interest expense....................................................       7,185         7,500        16,137        13,605
                                                                      ----------    ----------    ----------    ----------

EARNINGS BEFORE INCOME TAXES AND INTER-GROUP INTEREST
  IN THE CARMAX GROUP...............................................      38,622        53,386       117,651       162,323

Provision for income taxes..........................................      14,922        20,135        44,975        61,099
                                                                      ----------    ----------    ----------    ----------

EARNINGS BEFORE INTER-GROUP INTEREST IN THE
  CARMAX GROUP......................................................      23,700        33,251        72,676       101,224

Net loss related to the inter-group interest in the CarMax Group....       3,913         1,800         4,523         3,909
                                                                      ----------    ----------    ----------    ----------

NET EARNINGS........................................................  $   19,787    $   31,451    $   68,153    $   97,315
                                                                      ----------    ----------    ----------    ----------
                                                                      ----------    ----------    ----------    ----------

                               CIRCUIT CITY GROUP

                                 BALANCE SHEETS

                                                                                                    November 30,    February 29,
                                                                                                        1996            1996
                                                                                                    ------------    ------------
(Amounts in Thousands)                                                                              (Unaudited)

ASSETS

CURRENT ASSETS:

  Cash and cash equivalents......................................................................    $   32,489      $   41,485

  Net accounts and notes receivable..............................................................       411,309         307,833

  Merchandise inventory..........................................................................     1,817,677       1,261,511

  Deferred income taxes..........................................................................        16,369          29,272

  Prepaid expenses and other current assets......................................................        33,568          16,627
                                                                                                    ------------    ------------

     TOTAL CURRENT ASSETS........................................................................     2,311,412       1,656,728

  Property and equipment, net....................................................................       826,683         754,405

  Other assets...................................................................................        16,264          16,080
                                                                                                    ------------    ------------

     TOTAL ASSETS................................................................................    $3,154,359      $2,427,213
                                                                                                    ------------    ------------
                                                                                                    ------------    ------------

LIABILITIES AND GROUP EQUITY

CURRENT LIABILITIES:

  Current installments of long-term debt.........................................................    $    1,466      $    1,436

  Accounts payable...............................................................................       885,273         592,089

  Short-term debt................................................................................       493,430          74,037

  Accrued expenses and other current liabilities.................................................        72,875         122,625

  Accrued income taxes...........................................................................         4,255           9,375
                                                                                                    ------------    ------------

     TOTAL CURRENT LIABILITIES...................................................................     1,457,299         799,562

  Long-term debt, excluding current installments.................................................       357,464         320,642

  Deferred revenue and other liabilities.........................................................       171,755         212,563

  Inter-group interest in the CarMax Group.......................................................        15,724          11,201

  Deferred income taxes..........................................................................        19,652          19,324
                                                                                                    ------------    ------------

     TOTAL LIABILITIES...........................................................................     2,021,894       1,363,292

     GROUP EQUITY................................................................................     1,132,465       1,063,921
                                                                                                    ------------    ------------

     TOTAL LIABILITIES AND GROUP EQUITY..........................................................    $3,154,359      $2,427,213
                                                                                                    ------------    ------------
                                                                                                    ------------    ------------

                               CIRCUIT CITY GROUP

                      STATEMENTS OF CASH FLOWS (UNAUDITED)

                           Periods Ending November 30

                                                                                   Nine Months
                                                                             ------------------------
                                                                                1996          1995
                                                                             ----------    ----------
(Amounts in Thousands)

OPERATING ACTIVITIES:

  Net earnings............................................................   $   68,153    $   97,315

  Adjustments to reconcile net earnings to net cash used in operating activities:

     Net loss related to inter-group interest in the CarMax Group.........        4,523         3,909

     Depreciation and amortization........................................       73,307        59,677

     (Gain) loss on sales of property and equipment.......................       (1,117)        3,856

     Provision for deferred income taxes..................................       13,231         4,376

     Decrease in deferred revenue and other liabilities...................      (40,808)      (28,562)

     Increase in net accounts and notes receivable........................     (103,476)      (90,402)

     Increase in merchandise inventory, prepaid expenses and other current
       assets.............................................................     (573,107)     (941,338)

     (Increase) decrease in other assets..................................         (184)        1,176

     Increase in accounts payable, accrued expenses, other current
       liabilities and accrued income taxes...............................      238,314       417,409
                                                                             ----------    ----------

  Net cash used in operating activities...................................     (321,164)     (472,584)
                                                                             ----------    ----------

INVESTING ACTIVITIES:

  Purchases of property and equipment.....................................     (339,903)     (378,281)

  Proceeds from sales of property and equipment...........................      195,435       162,407
                                                                             ----------    ----------

  Net cash used in investing activities...................................     (144,468)     (215,874)
                                                                             ----------    ----------

FINANCING ACTIVITIES:

  Proceeds from issuance of short-term debt, net..........................      419,393       392,043

  Proceeds from issuance of long-term debt, net...........................       36,852       292,008

  Equity issuances, net...................................................       10,161        11,335

  Dividends paid..........................................................       (9,770)       (8,244)
                                                                             ----------    ----------

  Net cash provided by financing activities...............................      456,636       687,142
                                                                             ----------    ----------

Decrease in cash and cash equivalents.....................................       (8,996)       (1,316)

Cash and cash equivalents at beginning of year............................       41,485        44,803
                                                                             ----------    ----------

Cash and cash equivalents at end of period................................   $   32,489    $   43,487
                                                                             ----------    ----------
                                                                             ----------    ----------